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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

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1.   Name and Address of Reporting Person*

     Wiederhorn,                    Andrew                  A.
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   (Last)                           (First)             (Middle)

    1410 SW Jefferson Street
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                                    (Street)

    Portland                          OR                  97201
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Fog Cutter Capital Group Inc. (FCCG)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     July 2002
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                       4.                             5.             6.
                                                       Securities Acquired (A)        Amount of      Owner-
                                          3.           or Disposed of (D)             Securities     ship
                                          Trans-       (Instr. 3, 4 and 5)            Benefi-        Form:       7.
                            2.            action       -----------------------        cially         Direct      Nature of
1.                          Transaction   Code                                        Owned at End   (D) or      Indirect
Title of Security           Date          (Instr. 8)              (A)                 or Month       Indirect    Beneficial
(Instr. 3)                  (Month/       ----------              or                  (Instr. 3      (I)         Ownership
                            Day/Year)     Code  V      Amount     (D)     Price       and 4)         (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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Common Stock                                                                           52,000           D
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Common Stock                                                                          629,255           I        By Spouse(1)
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Common Stock                                                                          951,709           I        By LP(1)(2)
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Common Stock                                                                           13,826           I        By LLC(1)(3)
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Common Stock                 7/3/02        P          9,400       A       $3.0625      64,613           I        By Minor Children
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Common Stock                                                                            5,524           I        By Cust. Acct.
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                                                                      (Over)
                                                             SEC 1474 (3-99)


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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Options                                                                  Common
(right to buy)      $4.53    9/30/99   A        630,000        (4)     9/30/99 Stock     630,000  $4.53    630,000   D
====================================================================================================================================

Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of said securities for purposes of Section 16 or for any other purpose.

(2) These securities are held by TTMM, LP, a partnership controlled by the spouse of the Reporting Person. TTMM, LP ownes 49.619% of the interests of WM Starlight Investments, LLC.

(3) These securities are held by WM Starlight Investments, LLC, a limited liability company. The Reporting Person's spouse is the managing member and owner of 50.381% of the interests of WM Starlight Investments, LLC. TTMM, LP is the owner of the remaining interests.

(4) Vest 1/4 per year.



         /s/ Andrew A. Wiederhorn                            August 14, 2002
---------------------------------------------            -----------------------
    **Signature of Reporting Person                               Date
         Andrew A. Wiederhorn

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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